Exhibit 99.4

     Unaudited Pro Forma Financial Information for Ducommun Incorporated and Composite Structures, LLC for the Year Ended December 31, 2000 and the Three Months Ended March 31, 2001.

Ducommun Incorporated
Pro Forma Financial Information
(Unaudited)

The following unaudited pro forma financial statements reflect the acquisition by Ducommun Incorporated (“Ducommun”) on June 6, 2001 of substantially all of the assets and assumption of certain liabilities of Composite Structures, LLC (“Composite”). The purchase price for Composite was approximately $53,584,000, subject to adjustments following the closing. The acquisition will be accounted for under the purchase method of accounting.

The unaudited pro forma condensed combined balance sheet at March 31, 2001 gives effect to the acquisition of Composite assuming the transaction was consummated as of March 31, 2001. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2000 and the three months ended March 31, 2001 give effect to the acquisition of Composite assuming the transaction was consummated as of the beginning of the periods presented. The unaudited pro forma condensed combined statements of operations combine the historical statements of operations of Ducommun and Composite for the three months ended March 31, 2001 and the year ended December 31, 2000.

The Composite acquisition will be accounted for using the purchase method of accounting. The purchase price is allocated to acquired assets and liabilities based on their estimated fair values at the date of the acquisition, and any excess is allocated to goodwill. The amount and allocation of the purchase price is subject to revision, which is not expected to be material, based on the final determination of the tangible net book value of Composite on the closing date and the fair value of certain acquired assets and liabilities. The Composite acquisition was included in the Ducommun Incorporated Form 10-Q for the period ended June 30, 2001.

The unaudited pro forma condensed combined statements of operations are not necessarily indicative of the operating results that would have been achieved had the acquisition been consummated at the beginning of the periods presented; and should not be construed as representative of future operating results. The pro forma financial statements should also be read in conjunction with Ducommun’s consolidated financial statements and notes set forth in the report on Form 10-K for the year ended December 31, 2000 and the Form 10-Q for the quarter ended June 30, 2001.

DUCOMMUN INCORPORATED
Pro Forma Condensed Combined Balance Sheet
March 31, 2001
(Amounts in thousands)
(Unaudited)

					Ducommun
			Pro Forma		and Composite
	Ducommun	Composite	Adjustments		Combined

ASSETS

Current Assets:

Cash and cash equivalents	$140	$251	$(251	)(a)	$140

Accounts receivable (less allowance for doubtful accounts)	26,071	8,873	265	(e)	35,209

Inventories, net	32,111	7,633			39,744

Deferred income taxes	3,370	—			3,370

Prepaid income taxes	134	—			134

Other current assets	3,554	533			4,087

Total Current Assets	65,380	17,290	14		82,684

Property and Equipment, Net	50,186	5,339			55,525

Deferred Income Taxes	165	—			165

Excess of Cost Over Net Tangible Assets Acquired (Net of Accumulated Amortization)	38,337	—	35,584	(b)	73,921

Other Assets, Net	1,272	1,536			2,808

	$155,340	$24,165	$35,598		$215,103

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:

Current portion of long-term debt	$1,419	$—	$1,784	(c)	$3,203

Accounts payable	12,349	4,034			16,383

Accrued liabilities	16,553	2,076			18,629

Total Current Liabilities	30,321	6,110	1,784		38,215

Long-Term Debt	18,705	2,674	49,125	(a)(c)	70,504

Deferred Income Taxes	2,409	—			2,409

Other Long-Term Liabilities	1,316	—			1,316

Total Liabilities	52,751	8,784	50,909		112,444

Shareholders’ Equity	102,589	15,381	(15,311	)(d)	102,659

	$155,340	$24,165	$35,598		$215,103

(a)	This adjustment is made to exclude assets and liabilities not acquired.

(b)	This adjustment is required to reflect the excess of acquisition cost over the fair value of net tangible assets acquired (Goodwill).

(c)	This adjustment is made to reflect bank borrowings, notes payable and other liabilities assumed to finance the transaction.

(d)	This adjustment is made to eliminate the shareholders’ equity accounts of Composite and include the net earnings associated with Pro Forma adjustments (See Exhibit 99.4)

(e)	This adjustment is made to reflect a purchase price adjustment following the closing.

DUCOMMUN INCORPORATED
Pro Forma Condensed Combined Statement of Operations
Three Months Ended March 31, 2001
(Amounts in thousands)
(Unaudited)

						Ducommun
			Pro Forma			and Composite
	Ducommun	Composite	Adjustments			Combined

Net Sales	$48,461	$15,400	$			$63,861

Operating Costs and Expenses:

Cost of goods sold	36,007	12,043				48,050

Selling, general and administrative expenses	6,476	1,720				8,196

Goodwill amortization expense	719	—		603	(a)	1,322

Total Operating Costs and Expenses	43,202	13,763		603		57,568

Operating Income	5,259	1,637		(603)		6,293

Interest Expense, Net	(380)	(12)		(909	)(b)	(1,301)

Income from Continuing Operations Before Taxes	4,879	1,625		(1,512)		4,992

Income Tax Expense	(1,854)	—		(43	)(c)	(1,897)

Net Income	$3,025	$1,625		$(1,555)		$3,095

Earnings Per Share:

Basic	$.31					$.32

Diluted	.31					.32

Weighted Average Number of Common Shares Outstanding:

Basic	9,614					9,614

Diluted	9,718					9,718

(a)	This adjustment is made to amortize goodwill arising on the Composite acquisition on a straight line basis over 15 years.

(b)	This adjustment is made to reflect incremental interest on bank borrowings and notes payable used to finance the transaction at an approximate interest rate of 6.90%.

(c)	This adjustment is made to represent the tax effects of Composite and the Pro Forma adjustments above at Ducommun’s approximate tax rate of 38%.

DUCOMMUN INCORPORATED
Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2000
(Amounts in thousands)
(Unaudited)

						Ducommun
			Pro Forma			and Composite
	Ducommun	Composite	Adjustments			Combined

Net Sales	$165,711	$59,300	$			$225,011

Operating Costs and Expenses:

Cost of goods sold	117,750	41,771				159,521

Selling, General and administrative expenses	22,804	8,429				31,233

Goodwill amortization expense	2,852	—		2,412	(a)	5,264

Total Operating Costs and Expenses	143,406	50,200		2,412		196,018

Operating Income	22,305	9,100		(2,412)		28,993

Interest Expense, Net	(1,788)	(273)		(3,636	)(b)	(5,697)

Income from Continuing Operations Before Taxes	20,517	8,827		(6,048)		23,296

Income Tax Expense	(7,797)	—		(660	)(c)	(8,457)

Net Income	$12,720	$8,827		$(6,708)		$14,839

Earnings Per Share:

Basic	$1.32					$1.54

Diluted	1.30					1.52

Weighted Average Number of Common Shares Outstanding:

Basic	9,650					9,650

Diluted	9,761					9,761

(a)	This adjustment is made to amortize goodwill arising on the Composite acquisition on a straight line basis over 15 years.

(b)	This adjustment is made to reflect incremental interest on bank borrowings and notes payable used to finance the transaction at an approximate interest rate of 6.90%.

(c)	This adjustment is made to represent the tax effects of Composite and the Pro Forma adjustments above at Ducommun’s approximate tax rate of 38%.